Exhibit 99.1

NITROMED, INC. 45 HAYDEN AVENUE, SUITE 3000 LEXINGTON, MA 02421 t. 781.266.4000 f. 781.274.8080 www.nitromed.com

NitroMed Reports Financial Results for Third Quarter 2007

 - Conference Call and Webcast Today at 8:30 AM EDT -

LEXINGTON, MA—(October 31, 2007)—NitroMed, Inc. (NASDAQ: NTMD), an emerging pharmaceutical company and the maker of BiDil® (isosorbide dinitrate/hydralazine hydrochloride), an orally administered medicine approved in the United States for the treatment of heart failure in self-identified black patients, today reported financial results for its third fiscal quarter and year to date ended September 30, 2007.

Total revenues for the three months ended September 30, 2007 were $3.8 million compared to $3.4 million for the same period in 2006, an increase of $0.4 million or 10%. For the nine months ended September 30, 2007, total revenues were $11.0 million, compared to $8.6 million for the same period during 2006, an increase of $2.4 million, or 28%. Sales of BiDil accounted for all revenues during both periods.

Total operating expenses for the three months ended September 30, 2007, excluding cost of product sales, were $11.9 million, compared to $19.1 million for the same period in 2006, a decrease of $7.2 million or 38%. For the nine months ended September 30, 2007, total operating expenses, excluding cost of product sales, were $34.5 million, compared to $68.0 million for same period during 2006, a decrease of $33.5 million or 49%.

The substantial year-over-year decreases in operating expenses are primarily the result of the Company’s restructuring actions in March and October of 2006, which reduced costs and employee headcount in the areas of research and discovery, and sales and marketing, respectively; and decreased advertising and medical affairs expenditures that had supported the commercial launch of BiDil in 2006.

The Company’s net loss for the quarter ended September 30, 2007 was $8.4 million or $0.18 per common share, compared to a net loss of $16.5 million or $0.45 per common share for the same quarter in 2006. For the nine months ended September 30, 2007, the Company’s net loss was $24.7 million or $0.60 per common share, compared to a net loss of $60.7 million or $1.68 per common share for the same period in 2006.

At September 30, 2007, the Company had cash, cash equivalents and marketable securities totaling $38.2 million, a decrease of $3.9 million from December 31, 2006. In May 2007, the Company raised net proceeds of $18.2 million in a registered direct offering of its common stock.

“During the third quarter, we succeeded in expanding the size of our field sales organization, as planned, with an experienced group of cardiovascular sales professionals,” said Kenneth M. Bate, NitroMed’s President and Chief Executive Officer. “We welcome these newest members of the BiDil team, who are focused on pull-through efforts at the local physician level. Broadly aiding our field efforts, in September we placed a series of nationwide BiDil advertisements in the leading cardiovascular journals. In addition, we launched an information-rich website, BiDil.com, that includes a BiDil sample-ordering option for physicians. These efforts, combined with affordable reimbursement for BiDil on a substantial majority of health care plans, provide strong impetus for building the BiDil market, and we look forward to monitoring their impact on fourth quarter sales.”

James G. Ham, III, NitroMed’s Chief Financial Officer, commented, “During the third quarter, we continued to aggressively manage our cash burn to a rate of $6.2 million, which was a slight decrease from second quarter burn. For the year 2007, we project operating expenses to be approximately $50 million, including share-based compensation expense related to SFAS 123R but excluding cost of product sales.”

Corporate Highlights

Accomplishments realized by NitroMed during the third quarter of 2007 include:

•                  The publication in the September issue of Clinical Pharmacokinetics, a peer-reviewed scientific journal, demonstrating that two different combinations of individual isosorbide dinitrate (ISDN) and hydralazine hydrochloride (HYD), used in the Vasodilator-Heart Failure Trials (V-HeFT) I and II are not bioequivalent to BiDil, the fixed-dose combination of ISDN and HYD, used in the African American Heart Failure Trial (A-HeFT). The study compared identical amounts of the formulations of ISDN and HYD used in V-HeFT I and II, and BiDil, the proprietary fixed dose combination, used in A-HeFT and demonstrated that the formulations used in V-HeFT I and V-HeFT II are neither bioequivalent to each other, nor to BiDil. Generic formulations of ISDN and HYD have not been shown to be bioequivalent to BiDil and there is no basis to conclude that the clinical efficacy and outcomes results of generic ISDN and HYD will be the same as BiDil.

•                  The presentation in September of five abstracts at the 11th Annual Scientific Meeting of the Heart Failure Society of America. The new data broadens the clinical understanding of BiDil by adding to the body of evidence that BiDil represents important adjunct therapy in the treatment of black heart failure patients. The data presented regarding mortality in high risk heart failure patients with atrial fibrillation, BiDil’s use in the elderly and with concomitant therapies, and genetic results will help heart failure specialists deliver optimal care to their patients.

•                  Improvement in preferred reimbursement for BiDil and inclusion of BiDil on key hospital formularies. Preferred reimbursement denotes a preferential level of reimbursement at which patient co-pays range from approximately $15.00 to $30.00 per prescription.

•                  The doubling of the Company’s BiDil field organization through the deployment of approximately 30 additional professionals with extensive cardiovascular sales, marketing and/or management experience at the end of the third quarter.

•                  The introduction of new BiDil marketing support, including:

•                  Advertising placement in key cardiovascular medical journals.

•                  The launch of BiDil.com (www.bidil.com), an information rich resource for cardiovascular health professionals, physicians, and black heart failure patients.

Webcast and Conference Call

NitroMed will host a webcast and conference call, including an open question and answer session to discuss third quarter 2007 financial results and Company progress.

Date:      Wednesday, October 31, 2007

Time:     8:30 a.m. Eastern Time

Access by Conference Call:

Domestic callers:               Dial 800-299-8538

International callers:          Dial 617-786-2902

Participant passcode:         40599135

Access by Webcast:

Go to www.nitromed.com for live webcast link.

An audio replay of the earnings conference call will be available two hours after the call and through November 7, 2007. The replay can be accessed by dialing 888-286-8010. International callers should dial 617-801-6888. The replay passcode for all callers is 56024019. The webcast will be archived on the Company’s website for an indefinite period of time following the earnings call.

About NitroMed, Inc.

NitroMed of Lexington, Massachusetts is an emerging pharmaceutical company and the maker of BiDil® (isosorbide dinitrate/hydralazine hydrochloride), an orally administered medicine available in the United States for the treatment of heart failure in self-identified black patients.  In this population, BiDil is indicated as an adjunct to current standard therapies such as angiotensin converting enzyme (ACE) inhibitors and beta blockers.  There is little experience in patients with New York Heart Association Class IV heart failure. BiDil was approved by the U.S. Food and Drug Administration, primarily on the basis of efficacy data from the Company’s landmark A-HeFT (African American Heart Failure Trial) clinical trial and is marketed by NitroMed through a specialty medicines sales organization.

For full prescribing information, visit: www.BiDil.com. BiDil is a registered trademark of NitroMed, Inc.

Forward Looking Statements

Statements in this press release about future expectations, plans and prospects for the Company, including the Company’s expectations regarding cash management and operating expenses in 2007, its positioning to achieve the Company’s goals and objectives in 2007, the expected benefit of its current sales organization expansion, its plans to build the market for the BiDil brand, the expected impact of such efforts in the fourth quarter of 2007 and beyond, and its plans to develop an extended release formulation of BiDil, known as BiDil XR™, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: difficulties in successfully developing, obtaining regulatory approval for, manufacturing and commercializing BiDil XR, including the Company’s ability to maintain third-party relationships for the development and manufacture of clinical and commercial quantities of BiDil XR on favorable terms, if at all; the Company’s ability to execute on its revised sales and marketing strategy for BiDil, including, without limitation, the Company’s ability to achieve anticipated cost reductions, the Company’s ability to successfully market and increase the sales of BiDil with limited sales force support and centralized marketing efforts, the Company’s ability to recruit the specialized sales representatives necessary to execute on this strategy, and the Company’s ability to successfully enter into a co-promotion agreement for BiDil on favorable terms, if at all; the Company’s ability to enter into collaboration or licensing arrangements with strategic partners related to its product candidate portfolio on favorable terms, if at all; the Company’s ability to obtain the substantial additional funding required to execute its business strategies; patient, physician and third-party payor acceptance of BiDil and/or BiDil XR, if successfully developed, as safe and effective therapeutics; the Company’s ability to obtain or maintain intellectual property protection and required licenses; unanticipated operating expenses for the remainder of fiscal year 2007 and beyond; and other important factors discussed in the Section titled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, which has been filed with the SEC, and in the other filings that the Company makes with the SEC from time to time. The forward-looking statements included in this press release represent the Company’s views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

Contact:

Jane A. Kramer

P: 781.266.4220

C: 781.640.8499

Source: NitroMed, Inc.

-                    Financial Tables Follow –

NITROMED, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED STATEMENTS OF OPERATIONS

For the three and nine months ended September 30, 2007 and 2006

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Product revenue	$3,759	$3,427	$11,042	$8,598

Cost and operating expenses:
Cost of product sales	560	1,310	2,151	2,827
Research and development	3,807	4,074	9,745	14,590
Sales, general and administrative	8,127	15,022	23,709	51,386
Restructuring charge	—	—	1,004	2,038

Total cost and operating expenses	12,494	20,406	36,609	70,841

Loss from operations	(8,735)	(16,979)	(25,567)	(62,243)

Non-operating income, net	381	459	863	1,519

Net loss	$(8,354)	$(16,520)	$(24,704)	$(60,724)

Basic and diluted net loss per common share	$(0.18)	$(0.45)	$(0.60)	$(1.68)

Shares used in computing basic and diluted net loss per common share	45,180	37,090	40,877	36,146

CONDENSED BALANCE SHEETS

As of September 30, 2007 and December 31, 2006

(Unaudited)

	September 30,	December 31,
	2007	2006
ASSETS

Cash and marketable securities	$38,224	$42,153
Accounts receivable, net	1,515	1,370
Inventories	2,696	2,846
Other assets	1,072	2,336

Total assets	$43,507	$48,705

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$15,488	$15,898
Long-term debt	—	3,728
Stockholders’ equity	28,019	29,079

Total liabilities and stockholders’ equity	$43,507	$48,705